[GRAPHIC OMITTED][NATIONAL RESEARCH CORPORATION LOGO]            1245 "Q" Street
                                                               Lincoln, NE 68508
                                                             Phone: 402-475-2525
                                                               Fax: 402-475-9061

Contact: Patrick E. Beans
         Chief Financial Officer
         402-475-2525

           NATIONAL RESEARCH CORPORATION REVISES HEALTHSOUTH CONTRACT
                  ---------------------------------------------
          Company Revises Previously Announced Second Quarter Guidance
And Confirms Previously Announced Guidance for Third and Fourth Quarters of 2003

LINCOLN, Nebraska (June 11, 2003) -- National Research Corporation (NASDAQ/NM:NRCI), today announced that it has reached an agreement to modify the Company's current services contract with HealthSouth Corporation (formerly NYSE:
HRC; now OTC: HLSH). The modification to the contract will help ensure HealthSouth remains a client, albeit at a reduced scope, by revising the payment terms and reducing by 50% the services provided by the Company to HealthSouth. As a result of the modified contract terms, National Research Corporation received $250,000 towards $350,000 in invoices relating to current services, and the Company will record a one-time charge in the second quarter of 2003 relating to the unpaid $100,000 balance. The Company is revising its previously announced guidance for the second quarter of 2003 from $0.16 per diluted share to $0.12 per diluted share as a result of the one-time charge and the reduction in the scope of the HealthSouth project.

     While revenue from the HealthSouth contract will remain reduced in the third and fourth quarters of 2003, the Company believes that new contracts currently being awarded from other sources will offset the reduction in revenue from HealthSouth. The Company expects second quarter 2003 revenue growth to meet its 25% growth target. Given revenue growth trends, the Company's previously announced guidance for the third and fourth quarters of 2003 remains $0.18 and $0.19 per diluted share, respectively.

     In addition, under the terms of the new HealthSouth contract, National Research Corporation will receive payment for future services in advance of services being performed, thus reducing payment risk for the Company. The scope of the project now reflects the minimum level of measurement mandatory for accreditation purposes, minimizing the risk for additional reduction. HealthSouth has also contractually agreed to name National Research Corporation as its sole and exclusive provider of patient satisfaction measurement for their facilities and is allowing the Company to contract directly with their individual facilities for additional patient satisfaction measurement beyond the minimum level required.

     National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of ongoing survey-based performance measurement, analysis and tracking services to the healthcare industry. The Company addresses the growing need of healthcare providers and payors to measure the care outcomes, specifically satisfaction and health status, of their patients and/or members.

     This press release includes "forward-looking" statements related to the Company that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission.

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